Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated September 23, 2024 and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-1A, File No. 333-278528) of Lincoln Funds Trust (the “Registration Statement”).

We also consent to the use of our report dated September 9, 2024, with respect to the financial statements of Lincoln Inflation Plus Fund and Lincoln U.S. Equity Income Maximizer Fund (two of the funds constituting Lincoln Funds Trust) as of September 5, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 23, 2024